EXHIBIT 5.1

July 6, 2021

VNUE, Inc.

104 West 29th St., 11th floor

New York, NY 10001

Gentlemen:

We have acted as counsel to VNUE, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2021 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed sale of 250,00,000 shares of common stock, par value $0.0001 per share (the “Shares”) offered for sale by the Company on a “best efforts” basis in the Registration Statement.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies of (i) the Amended Articles of Incorporation of the Company and By-laws, each as amended to date, (ii) resolutions of the Board of Directors of the Company; (iii) the Registration Statement and the exhibits thereto; and (iv) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments, as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, the issuance and allotment of the Shares have been duly authorised and, when issued and allotted and once consideration is paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We express no opinion other than as to the federal laws of the United States of America and the laws of New York State, as such laws presently exist and to the facts as they presently exist.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

THE CRONE LAW GROUP, P.C.

/s/ The Crone Law Group, P.C.

500 Fifth Ave, Suite# 938, New York, NY 10110 9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90212 NYC Office: 646.861.7891 CA Office: 818.930.5686 www.cronelawgroup.com